                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]     Preliminary Proxy Statement
[ X ]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 DEMEGEN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 DEMEGEN, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X ]     No fee required.
[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

          1)     Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------

          2)     Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

           ---------------------------------------------------------------------

          4)     Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------

          5)     Total fee paid:

           ---------------------------------------------------------------------

[   ]     Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)     Amount Previously Paid:

           ---------------------------------------------------------------------

          2)     Form, Schedule or Registration Statement No.:

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          3)     Filing Party:

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          4)     Date Filed:

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

                                 DEMEGEN, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Demegen, Inc., (the "Corporation") will be held at the Holiday Inn Parkway East, 915 Brinton Road, Pittsburgh, Pennsylvania 15221, on Friday, February 18, 2000 at 3:00 p.m. local time for the following purposes:

     1.  To elect seven directors to serve for a one year period.

     2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the fiscal year ending September 30, 2000.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Required Vote: The presence, in person or by proxy, of the holders of a majority of all Common and Preferred Stock is necessary for a quorum at the Annual Meeting. In all matters other than the election of Directors, the affirmative vote of the majority of shares present in person or represented by proxy shall decide any question before such meeting. Directors will be elected by a plurality of the votes cast, either in person or by proxy, at the Annual Meeting.

YOUR VOTE IS IMPORTANT. If you are unable to attend the Annual Meeting, please mark, date, sign and return the accompanying proxy in the enclosed return envelope by February 10, 2000. A Stockholder executing and returning a proxy has the power to revoke it at any time before it is voted (i) by giving written notice of such revocation to the Corporation, (ii) by submission of another proxy bearing a later date or (iii) by attending the meeting and requesting to vote in person.

                                      By Order of the Board of Directors

                                      Richard D. Ekstrom
                                      Chairman

                                 DEMEGEN, INC.

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                               FEBRUARY 18, 2000

                                    PROXIES

The Board of Directors is soliciting proxies from Stockholders to permit Stockholders who are unable to attend the Annual Meeting to cast their vote.

A proxy form is included with this Proxy Statement. This proxy permits the Stockholder to direct the proxy holders to vote in accordance with any specification made thereon and, if no specification is made, will be voted for the election as directors of the nominees named herein and in favor of ratifying the appointment of Ernst & Young as independent auditors for the fiscal year ending September 30, 2000.

A Stockholder executing and returning a proxy has the power to revoke it at any time before it is voted (i) by giving written notice of such revocation to the Secretary of the Company, or (ii) by submission of another proxy bearing a later date or (iii) by attending the meeting and requesting to vote in person.

The enclosed proxy should be signed in the name of the Stockholder listed thereon.

                     QUORUM AND VOTE REQUIRED FOR APPROVAL

The presence, in person or by proxy, of the holders of a majority of all Common Stock is necessary for a quorum at the Annual Meeting. The favorable vote of a majority of the votes represented at the meeting is required for the approval of each proposal brought before the Meeting, except for the election of Directors, which will be determined by a plurality of the votes cast.

IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY FORM AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE BY FEBRUARY 10, 2000.

                                      The Board of Directors
                                      Demegen, Inc.

January 7, 2000

                              GENERAL INFORMATION

This Proxy Statement is furnished beginning January 7, 2000 to all Stockholders in connection with the solicitation on behalf of the Board of Directors of Demegen, Inc. (the "Corporation") of proxies to be voted at the Annual Meeting of the Stockholders of the Corporation on Friday, February 18, 2000.

The Record Date for determining those Stockholders entitled to notice of, and those Stockholders entitled to vote at, the Annual Meeting is January 3, 2000 and any adjournment thereof. As of that date, 26,361,899 shares of the Corporation common stock, par value $0.001 (Common Stock) and 4,444,444 shares of its preferred stock, par value $0.001 (Preferred Stock) were issued and outstanding. Each holder of shares of Common Stock and each holder shares of Preferred Stock shall have one vote for each share held of record on each matter which is being submitted for Stockholder approval except in connection with the election of directors. In accordance with the provisions of the Corporation's Articles of Incorporation, as amended, (i) four directors are to be elected solely by the holders of Common Stock , (ii) two directors are to be elected solely by the holders of Preferred Stock, and (iii) one director is to be elected by all Stockholders.

                             ELECTION OF DIRECTORS

The size of the Board of Directors is currently seven members. At the Special Meeting of Stockholders held on September 19, 1998, amendments to the Corporation's Articles of Incorporation (the "Articles") were approved which created a classified Board of Directors of six members, three of whom are to be elected solely by the vote of holders of Common Stock. As permitted by the Articles, at a meeting of the Board held on October 16, 1998, the Board passed a resolution with the consent of the holders of Preferred Stock increasing the size of the Board to seven members, with four member to be elected solely by the vote of holders of Common Stock. Accordingly, holders of Common Stock are entitled to vote their shares for five of the seven directors to be elected at the Annual Meeting. With the vote at the Annual Meeting on February 18, 2000 the Board of Directors will continue to consist of seven members.

The proxies given by holders of Common Stock will be voted for the election as directors of five nominees to hold office for a period of one year or until election of their successors. All nominees are current members of the Board. Should any nominee become unable to accept election, the proxies will be voted for the election of such person, if any, as shall be recommended by the Board of Directors, or for holding a vacancy to be filled by the Board. The Board of Directors has no reason to believe that the persons listed as nominees will be unable to serve.

The following table lists, as of December 31, 1999 the following information concerning each nominee for director: his principal occupation or employment; age; the year in which he first became a director of the Corporation; and any directorships in public companies.

                                                                DIRECTOR
            NAME, PRINCIPAL OCCUPATION, AND AGE                  SINCE
            -----------------------------------                 --------
NOMINEES TO BE ELECTED BY COMMON STOCKHOLDERS
RICHARD D. EKSTROM                                                1996
Richard D. Ekstrom has served as Chairman of the Board of
Directors and President of the Company since January 1996.
Mr. Ekstrom was Chief Financial Officer from December 1994
until August 1998. Mr. Ekstrom holds a B.A. from Cornell
University and an M.B.A. from Boston University. From 1990
through 1991, Mr. Ekstrom was President of Cost Containment
Corporation and from 1993 through 1994, he was Chief
Operating Officer of Preferred Solutions Inc., both of which were start-up pharmacy benefit management companies. Mr.
Ekstrom is a member of the Board of Directors of Phytotech,
Inc., a biotechnology company. Age, 55.

JESSE JAYNES                                                      1992
Jesse M. Jaynes, Ph.D. is a Co-Founder of the Company and
has served as Vice President of Research since 1992. He is
the Company's Chief Scientist and the inventor of the core
technologies. He holds A.S. in Biology from the College of
Eastern Utah, a B.S. in Zoology from Southern Utah State
University and earned his doctorate in BioChemistry at
Brigham Young University. He completed postdoctoral
fellowships in the Department of Plant Pathology at Montana
State University and the Plant Growth Laboratory at the
University of California, Davis before joining the faculty
of Louisiana State University in 1985. Age, 48.

                                                                DIRECTOR
            NAME, PRINCIPAL OCCUPATION, AND AGE                  SINCE
            -----------------------------------                 --------
JOHN BRIDWELL                                                     1999
John Bridwell has been President of Ditch Witch of Oklahoma
for the past 20 years. Presently, he is involved with an
Oklahoma health care company; Health Heaven, Shepard Mall
Partnership, Riva Finance Co. and the City of Edmond
Economic Development. He is also currently serves as
director of First Enterprise Bank of Oklahoma City. Age, 67

ROBERT E. HANNAN                                                  1999
Robert E. Hannan is the Principal and Chief Executive
Officer of the Genesis Group a diversified business
consulting firm since 1981. Genesis Group has served the
health care and biotechnology industries since its
inception. Mr. Hannan is also Founder and Chief Executive
Officer of POV Incorporated, a strategic management
publishing firm and is Founder and Editorial Director of
four health care news releases under the brand name The
Genesis Report. Mr. Hannan is a member of the American
Association for the Advancement of Science and the New York
Academy of Science. Mr. Hannan is a member of the Board of
Directors of four privately held Healthcare and
Biotechnology companies. Age, 52

NOMINEE TO BE ELECTED BY ALL STOCKHOLDERS
JERRY B. HOOK                                                     1999
Jerry B. Hook, Ph.D., until recently, was the Chairman of
the Board and CEO of Sparta Pharmaceuticals, Inc., which was recently sold to Supergen, Inc. Dr. Hook was previously
President and CEO of Lexin Pharmaceutical, which was
acquired by Sparta in 1996. Prior to Lexin, he was Senior
Vice President and Director, Research and Development
SmithkKline Beecham Pharmaceuticals. Previously, Dr. Hook
was Professor of Pharmacology and Toxicology at Michigan
State University and Director, Center for Environmental
Toxicology. Age, 61.

NOMINEES TO BE ELECTED BY PREFERRED STOCKHOLDERS
KONRAD WEIS                                                       1998
Konrad M. Weis, Ph.D., is the former President and Chief
Executive Officer of Bayer USA, the American subsidiary of
Bayer AG, a chemical, pharmaceutical and information
company. Dr. Weis is currently on the boards of PNC Equity
Management Corporation, Michael Baker Corporation, Titan
Pharmaceuticals and Visible Genetics, Inc. In addition, he
is a trustee of Carnegie Mellon University. Age, 71.

JAMES COLKER                                                      1998
James Colker is the Managing General partner of the CEO
Venture Fund. He is also chairman of the Pittsburgh High
Technology Council, the Pittsburgh Biomedical Development
Corporation, the Pennsylvania Technology Council and trustee of Penn Southwest Association, as well as a board member of
a number of small advanced technology companies. Previously,
Mr. Colker was Chairman and Chief Executive Officer of
Contraves Goerz Corporation. Age, 71.

Messrs. Colker and Weis are affiliates of CEO Venture Fund, which purchased 4,444,444 shares of the Company's Preferred Stock in June of 1998 prior to their election to the Board of Directors. None of the other nominees has been a party to any transaction with the Company during the last 3 years except, with respect to nominees who are also employees of the Company, various transactions related solely to the terms of their employment.

 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF
                             EACH OF THE NOMINEES.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 1999, the ownership of the Company's Common Stock and Convertible Preferred Stock by (i) each director of the Company, (ii) all executive officers and directors of the Company as a group, and (iii) all persons known by the Company to own more that 5% of the Company's Common and Convertible Preferred Stock.

                                               BENEFICIAL OWNERSHIP
                                               --------------------
                                    TITLE OF    NUMBER OF
         NAME AND ADDRESS            CLASS     SHARES (1)    % (1)
         ----------------           --------   -----------   ------
Richard D. Ekstrom (2)               Common     2,578,250     7.93%
1051 Brinton Road
Pittsburgh, PA 15221
Jesse M. Jaynes, Ph.D. (3)           Common     1,996,626     6.16%
1051 Brinton Road
Pittsburgh, PA 15221
John Bridwell (5)                    Common     1,009,937     3.28%
1051 Brinton Road
Pittsburgh, PA 15221
Robert E. Hannan (4)                 Common       100,000     0.32%
1051 Brinton Road
Pittsburgh, PA 15221
Konrad Weis Ph.D. (5)                Common       359,616     1.17%
1445 Bennington Avenue
Pittsburgh, PA 15217
James Colker (6)                     Common     9,435,000    26.38%
2000 Technology Drive
Suite 160
Pittsburgh, PA 15219
Jerry B. Hook Ph.D. (7)              Common       100,000     0.32%
1051 Brinton Road
Pittsburgh, PA 15221
All Directors and Officers           Common    15,579,429    39.60%
as a group (7 persons)

---------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities & Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of December 31, 1999, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) Includes 1,700,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable.

(3) Includes 1,600,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable and 15,000 shares of Common Stock owned by Mr. Jaynes' minor child over which he claims beneficial ownership.

(4) Includes 100,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable.

(5) Includes 25,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable

(6) Mr. Colker is the Managing General Partner of the CEO Venture Fund III ("CEO") and, therefore, is considered to have beneficial ownership over the Company's Convertible Preferred Stock and related Warrant held by the Fund. The 4,444,444 shares of Convertible Preferred Stock are convertible into 4,444,444 shares of the Company's Common Stock. Additionally, CEO has a Warrant to purchase 4,965,556 shares of the Company's Common Stock at an exercise price of $0.45 per share. The Warrant expires on June 14, 2008.

   Additionally, Mr. Colker has assigned options that he received as a Director of the Company, to purchase 25,000 shares of Common Stock to the CEO Venture Fund III. The options are currently exercisable.

(7) Includes 100,000 shares of Common Stock issuable upon the exercise of options that are currently exercisable.

During the fiscal year ended September 30, 1999, there were eight regular meetings of the Board of Directors, and each of the incumbent directors attended at least 75% of the total number of meetings of the Board of Directors. Each of the incumbent directors attended at least 75% of the meetings of the committees of the Board of Directors on which they served during the fiscal year.

The Board of Directors has several committees which perform various functions. The Audit Committee reviews the work of the Corporation's independent auditors and management to ensure that each is properly discharging its responsibilities in the area of financial control and reporting. The committee presently consists of Messrs. Colker, Weis, Bridwell, Hannan and Hook. The Audit Committee held one meeting during the fiscal year ended September 30, 1999.

The Nominating Committee recommends prospective nominees for election to the Board of Directors. The committee presently consists of Messrs. Colker, Weis, Bridwell, Hook, Hannan and Ekstrom. The Nominating Committee held one meeting in the fiscal year ended September 30, 1999. The Nominating Committee will consider recommendations by stockholders in accordance with the Corporation's By-Laws. Any such recommendations are to be submitted to the Secretary of the Corporation in accordance with the By-Laws.

The Compensation Committee is responsible for administering the Corporation's Stock Option Plan, designating employees eligible to participate in such plan, the number of options to be granted and the terms and conditions of each option. The Compensation Committee also reviews the performance of the Corporation's management and makes recommendations with respect to the compensation of management. The committee presently consists of Messrs. Colker, Weis, Bridwell, Hook and Hannan. The Compensation Committee held one meeting in the fiscal year ended September 30, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Colker, Weis, Bridwell, Hook and Hannan.

                        EXECUTIVE OFFICERS; COMPENSATION

EXECUTIVE OFFICERS

          NAME                AGE        POSITION HELD
          ----                ---        -------------
Richard D. Ekstrom            55         Chairman and President
Jesse M. Jaynes               48         Vice President of Research

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the named executives concerning their respective annual and long term compensation for the last three years.

                           SUMMARY COMPENSATION TABLE

                                       Annual Compensation                     Awards Payouts
                               ------------------------------------   ---------------------------------
                        (b)                              (e)              (f)          (g)        (h)         (i)
         (a)                      (c)       (d)      Other Annual     Restricted    Options/     LTIP      All Other
       Name and                 Salary     Bonus     Compensation        Stock        SARs      Payouts   Compensation
  Principal Position    Year   ($)(A)(B)    ($)          ($)           Awards($)     (#)(D)       ($)        ($)(E)
  ------------------    ----   ---------   -----   ----------------   -----------   ---------   -------   ------------
Richard D. Ekstrom      1999   $120,000     --              --            --               --     --             --
President               1998   $120,000     --              --            --        1,600,000     --             --
                        1997   $ 10,000     --              --            --               --     --             --
Jesse M. Jaynes         1999   $120,000     --              --            --               --     --         $1,648
Vice President          1998   $120,000     --              --            --        1,600,000     --         $3,833
                        1997   $ 10,000     --         $17,000            --               --     --             --
James E. Thornton(C)    1999   $120,000     --              --            --               --     --             --
Vice President          1998   $120,000     --              --            --          300,000     --             --
                        1997   $120,000     --         $18,000            --          200,000     --             --

---------------

(A) Represents fiscal years ended September 30.

(B) In 1999 and 1998 Mr. Thornton received $60,000 in the form of cash compensation with the remaining $60,000 in the form of deferred compensation. The deferred compensation shall accrue interest at 6% per annum and shall be paid out in equal monthly installments of $3,500 beginning the next month after the final payment has been made by the Company to Mr. Thornton under his employment agreement. In 1997 Mr. Thornton agreed to accept $140,000 due him for services and expenses in the form of deferred compensation, payable in accordance with the aforementioned agreement.

(C) Mr. Thornton terminated his employment with the Company as of December 6, 1999. As part of that termination agreement and previous agreements Mr. Thornton will receive the following:

        - Two months of full salary ($10,000 per month) as severance

        - Forty eight monthly payments of $3,500 from March 2000 until February 2004 under his Compensation Release Agreement

        - Payment of $3,500 per month from March 2004 until August 2007 under his Deferred Compensation Agreement

(D) All options are fully vested. The options issued in Fiscal 1998 are at an exercise price of $0.05 per share and expire on March 5, 2008. The options issued in Fiscal 1997 are at an exercise price of $0.875 per share and expire on October 2, 2001. Mr. Ekstrom's option issued in Fiscal 1996 to purchase up to 600,000 shares of Common Stock at an exercise price of $0.15 per share had their expiration date extended from October 31, 2000 to October 31, 2010 at the September 17, 1999 meeting of the Compensation Committee.

(E) Represents premiums on $1 million life insurance policy on the life of Dr. Jaynes whose beneficiary is Dr. Jaynes' family.

COMPENSATION OF DIRECTORS

The directors of the Company are reimbursed for expenses that they incur in attending the Board of Directors' meeting.

During Fiscal 1999 and in the case of Mr. Hook, Fiscal 2000, the members of the Company's Board of Directors received the following options to purchase shares of the Company's Common Stock for $0.45 per share. The options expire February 18, 2004 except for Mr. Hannan's options which expire May 23, 2004 and Mr. Hook's options which expire November 18, 2004.

         DIRECTOR                OPTIONS TO PURCHASE
         --------                -------------------
John Bridwell                       25,000 shares
Konrad Weis                         25,000 shares
James Colker (A)                    25,000 shares
Robert Hannan                      100,000 shares
Jerry Hook                         100,000 shares

(A) Mr. Colker assigned his options to the CEO Venture Fund III of which he is the Managing General Partner.

Effective September 30, 1999, Messrs. Guthrie and Lovo retired from the Company's Board of Directors. In recognition of their years of service to the Company, the Board of Directors at its September 17, 1999 meeting, awarded each retiring director an option to purchase up to 35,000 shares of the Company's Common Stock at $0.45 per share. The option expires September 17, 2004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

                       AGREEMENTS WITH AFFILIATED PARTIES

None

                      RATIFICATION OF INDEPENDENT AUDITORS

The Board of Directors of the Company, acting upon the recommendation of its Audit Committee, has appointed Ernst & Young LLP, independent auditors, to examine the financial statements of the Company for the fiscal year ending September 30, 2000. Ernst & Young has conducted the annual audit of the Company's financial statements since 1995. Although stockholder approval of this appointment is not required by law or binding on the Board, the Board believes that stockholders should be given this opportunity to express their views. If the stockholders do not ratify the appointment of Ernest & Young as the Company's independent auditors, the Board will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

A representative of Ernst & Young is expected to be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE APPOINTMENT OF ERNST &
                                     YOUNG.

                                 OTHER BUSINESS

The Board of Directors is not aware of any other matter to be voted upon at the meeting. However, Stockholders unable to attend the Annual Meeting of Stockholders may permit the person or persons designated in the proxy form submitted by them to vote their shares in their discretion upon any other business which may properly come before the meeting.

                STOCKHOLDERS' PROPOSALS FOR 2001 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting such proposals to the Company in a timely manner. In order to be so included for the 2001 Annual Meeting, stockholder proposals must be received by the Company no later than November 1, 2000 and must otherwise comply with the requirements of Rule 14a-8. Stockholder proposals submitted outside the processes of Rule 14a-8 must be received by the Company no later than December 1, 2000 and must otherwise comply with the requirements of Rule 14a-4(c) under the Exchange Act; in accordance with Rule 14a-4(c), proxy holders will have discretionary authority to vote in accordance with their judgement upon any such proposal which is not timely received by the Company or which does not otherwise comply with Rule 14a-4(c).

                             FINANCIAL INFORMATION

The following information comprises part of the Annual Report of the Company for the fiscal year ended September 30, 1999:

ITEM 5 -- MARKET FOR REGISTRANTS' COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock has been quoted on the Over-the-Counter Bulletin Board since 1994 under the symbol "DBOT". The following table sets forth, based upon information received from the National Quotation Bureau, the high and low bid/ask prices for the Common Stock for the quarters indicated. The quotations represent bid between dealers and do not include retail mark-up, mark-down or commissions, and do not represent actual transactions.

FISCAL                                                 DECEMBER 31   MARCH 31   JUNE 30   SEPTEMBER 30
------                                                 -----------   --------   -------   ------------
1999
High.................................................     $0.51       $0.51      $0.63       $0.44
Low..................................................     $0.21       $0.32      $0.29       $0.24
1998
High.................................................     $0.88       $0.66      $0.75       $0.53
Low..................................................     $0.42       $0.32      $0.30       $0.24

At December 2, 1999, there were 503 holders of record of 26,361,899 shares of Common Stock, exclusive of holders which maintain their ownership in "Street-Name" at brokerage houses, and one holder of record of 4,444,444 shares of Preferred Stock. There are approximately 1,230 stockholders which hold their ownership in street name.

                                    PART II

ITEM 6 -- SELECTED FINANCIAL DATA

The following table sets forth certain financial data for, and as of the end of, the years ended September 30, 1999, 1998, 1997, 1996 and 1995 and for the period December 6, 1991 (inception) to September 30, 1999:

                                                               YEAR ENDED SEPTEMBER 30,
                               ----------------------------------------------------------------------------------------
                                   1999           1998          1997          1996          1995             1999
                               ------------   ------------   -----------   -----------   -----------   ----------------
STATEMENT OF OPERATIONS DATA:
Grant and Other Income.......  $  1,118,576   $  1,376,918   $   764,834   $   271,777   $   167,592     $  3,816,497
Total Expenses...............     2,456,318      3,370,671     1,708,607     2,841,255     3,041,431       16,591,764
Net Loss.....................    (1,337,742)    (1,993,753)     (943,773)   (2,569,478)   (2,873,839)     (12,775,267)
Net Loss per Share
  (dilutive).................  $      (0.06)  $      (0.13)  $     (0.05)  $     (0.17)  $     (0.35)
Dividends per Share..........  $       0.00   $       0.00   $      0.00   $      0.00   $      0.00
Weighted Average Number of
  Common Shares
  Outstanding................    26,255,104     23,867,091    19,537,047    15,479,889    12,529,314
BALANCE SHEET DATA:
Cash & Cash Equivalents......  $    583,585   $  1,686,658   $   310,252   $    19,266   $     1,004
Working Capital
  (deficiency)...............         6,849      1,329,541    (1,498,477)   (2,754,591)   (3,382,190)
Total Assets.................     1,084,505      2,114,750       651,963       156,147       106,746
Long-term obligations........           -0-            -0-           -0-           -0-        13,899
Deficit accumulated during
  development stage..........   (14,119,462)   (12,523,358)   (9,443,772)   (8,499,999)   (5,930,521)
Redeemable convertible
  preferred stock............     1,768,846      1,510,484           -0-           -0-           -0-
Shareholders' Equity
  (Deficit)..................    (1,555,934)      (122,130)   (1,158,216)   (2,642,523)   (3,293,313)

ITEM 7 -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

GENERAL

Since commencement of operations in 1992, the Company has been engaged in research and development activities, including conducting preclinical studies and clinical trials, and recruiting its scientific and management personnel, establishing laboratory facilities and raising capital. The Company has not received any revenue from the direct sale of its products to the general public but has received grant monies and license payments from other corporations from the license of the Company's technology.

The Company is a "Development Stage Company" that designs synthetic peptide/protein compounds and genes for pharmaceutical and agricultural applications. Current development programs include a new treatment for prostate cancer, severely burned patients, a vaginal microbicide, and pulmonary infections, and two transgenic agricultural applications -- one to prevent plant diseases, the other to increase the nutritional value of food and feed crops.

The Company has two licenses in place for its agricultural technology, disease resistance and nutritional enhancement, to Dow Agro Sciences which has produced historic revenue streams and will continue to produce revenue as Dow Agro Sciences proceeds towards commercialization of these technologies. The Company is focusing its pharmaceutical efforts upon the commercialization of its cancer therapeutic which it expects to license to a large pharmaceutical producer.

RESULTS OF OPERATION:

SEPTEMBER 30, 1999 VS 1998

In the year ended September 30, 1999 (Fiscal 1999), grants, license fees and other income was $1.1 million compared to $1.4 million in the year ended September 30, 1998 (Fiscal 1998). The fiscal 1999 revenue was primarily due to a $0.5 million licensing fee and research funding received from Dow Agro Sciences LLC as part of the modification of its license agreement providing Dow Agro Sciences with an additional license for the Company's agricultural nutrition technologies. Additionally, a cancer charity made a grant of $0.375 million during the Fiscal 1999 period as part of an ongoing program to fund the

Company's development of cancer fighting drugs. During the Fiscal 1998 period, revenue of $0.9 million was received from Dow Agro Sciences relative to the initial license for the Company's agricultural disease resistance technologies. Additionally a grant of $0.25 million was received from the aforementioned cancer charity.

Total expenses increased in the current year exclusive of the $1.7 million non-cash charge in the fiscal 1998 period for the issuance of stock options to employees and directors. The increase was due to a higher employee headcount in the current fiscal period and increased expenditures supporting the Company's research activity.

Research and development expenditures increased to $1.5 million in fiscal 1999 from $0.9 million in fiscal 1998 due to increased funding relative to its cancer drug research. The focus of this research was upon the method of action and other areas in preparation for the submission of an IND to the FDA.

General and administrative expenses increased by $0.1 million to $0.78 million in the current fiscal year as compared to the prior fiscal year when the $1.7 million non-cash charge for compensation expense is excluded from the prior fiscal year. Depreciation and amortization increased to $0.15 million from $0.12 million in fiscal 1998 due to capitalization of additional patent costs and the construction of a new laboratory at the Company's new Pittsburgh office.

The Company did not have a federal or state income tax provision in either Fiscal 1999 or 1998 due to the loss recorded in each year. An allowance was recognized to offset the tax benefit until such time that the Company generates taxable income.

The amounts described above resulted in a net loss of $1.3 million in the Fiscal 1999 period as compared to a net loss of $2.0 million for the Fiscal 1998 period.

SEPTEMBER 30, 1998 VS 1997

In the year ended September 30, 1998 (Fiscal 1998) grants and other income increased significantly to $1.4 million from $0.8 million in the year ended September 30, 1997 (Fiscal 1997). This increase was due to a $0.9 million licensing fee received from Dow Agro Sciences as part of the license entered into during Fiscal 1998. Additionally, a cancer charity made a grant of $0.25 million during Fiscal 1998 as part of an ongoing program to fund the Company's development of cancer fighting drugs. During Fiscal 1997, a grant of $0.5 million was received from this fund. Additionally, the Company recognized $0.1 million of revenue related to research expenses funded by Dow Agro Sciences and received $0.04 million of interest on its cash balances.

Research and development expenses increased to $0.9 million in Fiscal 1998 from $0.6 million in Fiscal 1997 due to the Company's increased funding relative to its cancer and sexually transmitted disease drug research.

General and administrative expenses increased to $2.3 million in Fiscal 1998 from $0.9 million in Fiscal 1997. Included in general and administrative expenses was a non-cash charge of $1.7 million for the issuance of below market stock options issued to employees and directors during Fiscal 1998 that vested during the year. Exclusive of the non-cash charge, general and administrative expenses decreased by $0.25 million to $0.62 million due to decreased legal costs and overall cost containment.

Interest expense decreased to $0.03 million in Fiscal 1998 from $0.17 million in Fiscal 1997 due to the $1.6 million decrease in amounts payable to related parties through the conversion of certain amounts to restricted stock and forgiveness of certain amounts payable late in Fiscal 1997. The receipt of the license fee from Mycogen in March 1998 put the Company in a cash positive position and was used to eliminate the majority of interest bearing payables to employees and directors. Additionally, the conversion and forgiveness of employee debt in Fiscal 1997 eliminated a significant amount of liabilities which were interest bearing.

Depreciation and amortization increased to $0.12 million in Fiscal 1998 from $0.07 million in Fiscal 1997. The increase was primarily due to increased amortization of the License Agreement with LSU which required an initial payment of 700,000 shares (valued at $245,000) of the Company's common stock in May 1997 and the increase in amortization of capitalized patent costs associated with the Company's product processes.

The Company did not have a federal or state income tax provision in either Fiscal 1998 or 1997 due to the loss recorded in each period.

The amounts described above resulted in a net loss of $2 million for Fiscal 1998. The net loss would have been $0.3 million if the aforementioned non-cash charge was excluded.

LIQUIDITY AND CAPITAL RESOURCES

FISCAL 1999

During the year ended September 30, 1999, the Company's cash and cash equivalents decreased by $1.1 million to $0.6 million. Net cash provided by financing activities of $0.1 million was offset by $0.27 million of net cash utilized by investing activities and net cash used by operating activities of $0.93 million.

Specifically, cash inflows from financing activities included $0.02 million realized from the exercise of stock options, $0.02 million from an equipment financing and a $0.07 million increase in payables to related parties.

The $0.93 million of cash utilized by operating activities consisted of the net loss of $1.3 million, and a decrease of $0.09 million in unearned revenue, partially offset by $0.15 million of depreciation and amortization, a $0.04 million decrease in accounts receivable, and a $0.23 million increase in accounts payable and other liabilities.

The $0.27 million of cash utilized by investing activities relates to $0.21 million for the purchase of property, plant and equipment and $0.06 million of patent costs capitalized as intangible costs in the current year.

FISCAL 1998

During the year ended September 30, 1998, the Company's cash and cash equivalents increased by $1.4 million to $1.7 million. Net cash provided by financing of $1.6 million was partially offset by a $0.01 million of net cash utilized by operating activities and $0.14 million of net cash utilized by investing activities.

Specifically, cash inflows from financing activities included the $1.9 million net proceeds from the issuance of preferred stock and warrant to the CEO Venture fund in June 1998. Additionally, $0.09 million was realized from the exercise of stock options. These sources of funds were partially offset by a $0.41 million decrease in payables to related parties.

The $0.1 million of cash utilized by operating activities consisted of the net loss of $2 million and a decrease of $0.21 million decrease in accounts payable and other liabilities offset by the $1.7 million of non-cash compensation related to the issuance of below market stock options issued to employees and directors that vested during the year, $0.12 million of depreciation and amortization, $0.09 million of stock issued for services and a $0.18 million increase in unearned revenue relating to the $0.3 million three year administration fee paid to the Company in October 1997 by Mycogen.

The $0.14 million of cash utilized by investing activities relates to $0.05 million for the purchases of property, plant and equipment and $0.08 million of patent costs capitalized as intangible assets in the current year.

FISCAL 1997

During the year ended September 30, 1997, the Company's cash increased by $0.3 million. Net cash provided by financing activities of $0.9 million was partially offset by a $0.6 million of net cash utilized by operating activities and $0.07 million of net cash utilized by investing activities.

Cash from financing activities was generated from $0.1 million net proceeds from the issuance of the Company's Common Stock and $0.82 million increase in payables to related parties due to services provided to the Company.

Cash utilized in operating activities was caused by the net loss of $0.94 million and a $0.5 million decrease in accounts payable and accrued expenses. This was partially offset by $0.07 million of depreciation and amortization and $0.48 million of stock issued for services rendered to the Company.

Cash utilized by investing activities was primarily due to a $0.08 million increase in intangible assets due to the capitalization of patent related expenses.

YEAR 2000

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer program that is not Year 2000 compliant and has date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

The Company processes its financial information on a commercially sold accounting package. This package has been modified by the developer such that they have represented to the Company that it is Year 2000 compliant. The Company's payroll is processed by a third party processor who has notified the Company that they are Year 2000 compliant. The remaining computer applications at the Company are not date sensitive and are primarily of a word processing, data base or scientific research nature.

The Company has not and does not expect to perform an assessment of the Year 2000 preparedness of all of its third party relationships. In making this decision, the Company has considered that there are many vendors for the products that they purchase should they have to change suppliers due to a Year 2000 problem. The Company has not selected an institution to perform its Phase I clinical tests. The issue of Year 2000 preparedness will be part of the selection process at the time that the institution to handle the clinical trials is selected.

In the worst case, a Year 2000 failure at one of the Company's vendors could result in a delay in the availability of an item on order. Except for the purchase of peptides from vendors, of which the Company keeps a sufficient inventory to manage short-term requirements, all other items purchased from third party vendors are of the nature of office supplies and miscellaneous items. The unavailability of any of the aforementioned would result in the purchase of the affected items from another vendor as none of these items are vendor specific.

PROSPECTIVE INFORMATION

The Company believes that it has adequate liquidity to fund its operations in Fiscal 2000 if the expected milestone, research support, license and sub-license payments are received from Dow Agro Sciences as expected. Should the expected payments either be delayed or not forth coming the Company would scale back its level of expenditures to maintain sufficient cash flow to fund basic operations. On a long term basis, it will be necessary for the Company to access additional funding so that it can continue to fund the Phase I and Phase II testing of its therapeutic agents. This funding may be in the form of a private placement of equity securities or a secondary issuance of securities into the market.

ITEM 7A -- QUANTITATIVE AND QUALITATIVE MARKET RISK

None

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Demegen, Inc.

We have audited the accompanying balance sheets of Demegen, Inc. (a development stage company) as of September 30, 1999 and 1998, and the related statements of operations, shareholders' deficit, and cash flows for the years ended September 30, 1999, 1998, and 1997, and for the period from December 6, 1991 (inception) through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the period from December 6, 1991 (inception) through September 30, 1994, were audited by other auditors whose report dated November 10, 1994, expressed an unqualified opinion on those statements and included an explanatory paragraph regarding the entity's ability to continue as a going concern, that is not included in our current report as the result of additional financing obtained by the Company. The financial statements for the period December 6, 1991 (inception) through September 30, 1994, include total revenues and net loss of $1,116,800 and $3,056,682, respectively. Our opinion on the statements of operations, shareholders' deficit, and cash flows for the period December 6, 1991 (inception) through September 30, 1999, insofar as it relates to amounts for prior periods through September 30, 1994, is based solely on the report of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Demegen, Inc. (a development stage company) at September 30, 1999 and 1998, and the results of its operations and its cash flows for the years ended September 30, 1999, 1998, and 1997, and for the period from December 6, 1991 (inception) through September 30, 1999, in conformity with generally accepted accounting principles.

                                      /s/ ERNST & YOUNG LLP

Pittsburgh, PA
November 12, 1999

                                 DEMEGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                      SEPTEMBER 30
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $    583,585    $  1,686,658
  Accounts receivable.......................................        22,546          59,929
  Prepaid expenses and other current assets.................         2,057          11,859
                                                              ------------    ------------
     Total current assets...................................       608,188       1,758,446
Property and equipment:
  Furniture and equipment...................................       195,786          38,440
  Computer hardware and software............................       165,758         113,416
                                                              ------------    ------------
                                                                   361,544         151,856
  Less accumulated depreciation and amortization............      (151,219)        (94,271)
                                                              ------------    ------------
                                                                   210,325          57,585
Intangible assets:
  Licenses..................................................       245,000         245,000
  Patents...................................................       248,436         183,504
                                                              ------------    ------------
                                                                   493,436         428,504
Less accumulated amortization...............................      (227,444)       (129,785)
                                                              ------------    ------------
                                                                   265,992         298,719
                                                              ------------    ------------
     Total assets...........................................  $  1,084,505    $  2,114,750
                                                              ============    ============

           LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Payable to employees and directors........................  $     92,000    $    110,933
  Accounts payable..........................................       354,988         178,232
  Unearned revenue..........................................        91,667          91,668
  Other liabilities.........................................        62,684          48,072
                                                              ------------    ------------
     Total current liabilities..............................       601,339         428,905
Payable to employees and directors..........................       203,147         178,400
Unearned revenue............................................            --          91,665
Other.......................................................        67,107          27,426
                                                              ------------    ------------
     Total liabilities......................................       871,593         726,396
Commitments and contingency
Redeemable convertible preferred stock, $.001 par
  value--40,000,000 shares authorized; 4,444,444 shares
  issued and outstanding....................................     1,768,846       1,510,484
Shareholders' deficit:
  Common stock, $.001 par value--100,000,000 shares
     authorized; 26,361,899 and 25,866,899 shares issued and
     outstanding at September 30, 1999 and September 30,
     1998, respectively.....................................        26,362          25,867
  Warrants..................................................       497,000         497,000
  Additional paid-in capital................................    12,040,166      11,878,361
  Deficit accumulated during the development stage..........   (14,119,462)    (12,523,358)
                                                              ------------    ------------
     Total shareholders' deficit............................    (1,555,934)       (122,130)
                                                              ------------    ------------
     Total liabilities and shareholders' deficit............  $  1,084,505    $  2,114,750
                                                              ============    ============

                            See accompanying notes.

                                 DEMEGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                              PERIOD FROM
                                                                                            DECEMBER 6, 1991
                                                                                             (INCEPTION) TO
                                                 1999           1998           1997        SEPTEMBER 30, 1999
                                              -----------    -----------    -----------    ------------------
Income:
  License...................................  $   350,000    $   906,651    $   100,000       $  1,356,651
  Grant and other...........................      708,475        425,398        664,834          2,354,876
  Interest..................................       60,101         44,869             --            104,970
                                              -----------    -----------    -----------       ------------
     Total income...........................    1,118,576      1,376,918        764,834          3,816,497
Expenses:
  Research and development..................    1,513,680        880,965        596,772          5,492,885
  General and administrative................      784,891      2,338,817        866,910          9,672,619
  Interest..................................        3,140         28,295        172,356            982,724
  Depreciation and amortization.............      154,607        122,594         72,569            443,536
                                              -----------    -----------    -----------       ------------
     Total expenses.........................    2,456,318      3,370,671      1,708,607         16,591,764
                                              -----------    -----------    -----------       ------------
Net loss....................................   (1,337,742)    (1,993,753)      (943,773)       (12,775,267)
Preferred dividend and accretion amounts....     (258,362)    (1,085,833)            --         (1,344,195)
                                              -----------    -----------    -----------       ------------
Net loss applicable to common stock.........  $(1,596,104)   $(3,079,586)   $  (943,773)      $(14,119,462)
                                              ===========    ===========    ===========       ============
Net loss per common share, basic and
  diluted...................................  $     (0.06)   $     (0.13)   $     (0.05)
                                              ===========    ===========    ===========
Weighted average common stock outstanding...   26,255,104     23,867,091     19,537,047
                                              ===========    ===========    ===========

                            See accompanying notes.

                                 DEMEGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                                                                         DEFICIT
                                                                                                       ACCUMULATED
                             AVERAGE        COMMON STOCK                  ADDITIONAL                    DURING THE
                              PRICE     --------------------                PAID-IN      RECEIVABLE    DEVELOPMENT
                            PER SHARE     SHARES     AMOUNT    WARRANTS     CAPITAL     FROM OFFICER      STAGE          TOTAL
                            ---------   ----------   -------   --------   -----------   ------------   ------------   -----------
Acquired in merger with
Excelsion Capital
Corporation...............              10,743,571   $10,744   $     --   $   312,681     $     --     $         --   $   323,425
  Loss from inception
    (December 6, 1991) to
    September 30, 1992....                      --        --                       --           --         (244,100)     (244,100)
  Capital contributed by a
    shareholder...........                      --        --         --       123,700           --               --       123,700
  Proceeds from the sale
    of unrestricted shares
    contributed by
    shareholders in
    exchange for
    restricted shares.....    $ .62        439,045       439         --       272,461           --               --       272,900
  Payment of debt with
    stock warrants........                      --        --         --        33,333           --               --        33,333
  Payment of interest with
    stock warrants........                      --        --         --        17,774           --               --        17,774
  Issuance of receivable
    from officer..........                      --        --         --            --      (65,117)              --       (65,117)
  Net loss for the year...                      --        --         --            --           --       (1,044,154)   (1,044,154)
                              -----     ----------   -------   --------   -----------     --------     ------------   -----------
Balance at September 30,
  1993....................              11,182,616    11,183         --       759,949      (65,117)      (1,288,254)     (582,239)
  Proceeds from the sale
    of unrestricted shares
    by shareholders in
    exchange for
    restricted shares.....      .75        691,738       692         --       517,708           --               --       518,400
  Issuance of stock for
    consulting services...     1.54         58,336        58         --        89,942           --               --        90,000
  Issuance of stock
    subscriptions for loan
    origination fee.......     1.14        131,250       131         --       149,869           --               --       150,000
  Payment of interest with
    stock warrants........                      --        --         --        56,164           --               --        56,164
  Net loss for the year...                      --        --         --            --           --       (1,768,428)   (1,768,428)
                              -----     ----------   -------   --------   -----------     --------     ------------   -----------
Balance at September 30,
  1994....................              12,063,940    12,064         --     1,573,632      (65,117)      (3,056,682)   (1,536,103)
  Proceeds from the sale
    of restricted common
    shares................     1.06        193,133       193         --       204,807           --               --       205,000
  Issuance of restricted
    shares in exchange for
    unrestricted shares
    contributed by
    shareholders..........                 171,694       172         --          (172)          --               --            --
  Proceeds from the sale
    of unrestricted shares
    contributed by
    shareholders in
    exchange for
    restricted shares.....     2.18             --        --         --       349,304       65,117               --       414,421
  Issuance of restricted
    shares for payment of
  services/compensation...      .89        402,251       402         --       357,681           --               --       358,083
  Issuance of warrants....                      --        --         --        11,625           --               --        11,625
  Payment of interest with
    stock warrants........                      --        --         --       127,500           --               --       127,500
  Net loss for the year...                      --        --         --            --           --       (2,873,839)   (2,873,839)
                              -----     ----------   -------   --------   -----------     --------     ------------   -----------
Balance September 30,
  1995....................              12,831,018    12,831         --     2,624,377           --       (5,930,521)   (3,293,313)
  Proceeds from the sale
    of common shares......      .70        683,250       683         --       479,817           --               --       480,500
  Issuance of shares for
    payment of
  services/compensation...      .60        890,868       891         --       536,359           --               --       537,250
  Issuance of shares in
    settlement of
    outstanding debt and
    other obligations.....      .47      4,468,285     4,468         --     2,113,054           --               --     2,117,522
  Payment of interest with
    warrants..............                      --        --         --        84,996           --               --        84,996
  Net loss for the year...                      --        --         --            --           --       (2,569,478)   (2,569,478)
                              -----     ----------   -------   --------   -----------     --------     ------------   -----------

                                 DEMEGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                STATEMENTS OF SHAREHOLDERS' DEFICIT (CONTINUED)

                                                                                                         DEFICIT
                                                                                                       ACCUMULATED
                             AVERAGE        COMMON STOCK                  ADDITIONAL                    DURING THE
                              PRICE     --------------------                PAID-IN      RECEIVABLE    DEVELOPMENT
                            PER SHARE     SHARES     AMOUNT    WARRANTS     CAPITAL     FROM OFFICER      STAGE          TOTAL
                            ---------   ----------   -------   --------   -----------   ------------   ------------   -----------
Balance at September 30,
1996......................              18,873,421    18,873         --     5,838,603           --       (8,499,999)   (2,642,523)
  Proceeds from the sale
    of restricted and
    unrestricted common
    shares................      .36        340,000       340         --       104,660           --               --       105,000
  Issuance of shares for
    payment of
  services/compensation...      .41      1,178,258     1,178         --       477,629           --               --       478,807
  Issuance of shares in
    exchange for patent
    and technology
    license...............      .35        700,000       700         --       244,300           --               --       245,000
  Issuance of restricted
    shares in exchange for
    unrestricted shares
    contributed by
    shareholders..........                 162,720       163         --          (163)          --               --            --
  Exchange of amounts due
    to related parties for
    restricted shares.....      .33        450,000       450         --       149,550           --               --       150,000
  Exchange of redemption
    right of related party
    for additional
    restricted shares.....      .33        145,000       145         --          (145)          --               --            --
  Settlement of amounts
    due to related parties
    through debt
    forgiveness and
    issuance of shares....                      --        --         --     1,449,273           --               --     1,449,273
  Net loss for the year...                      --        --         --            --           --         (943,773)     (943,773)
                              -----     ----------   -------   --------   -----------     --------     ------------   -----------
Balance at September 30,
  1997....................              21,849,399    21,849         --     8,263,707           --       (9,443,772)   (1,158,216)
  Proceeds from exercise
    of stock options......    $ .05      1,750,000     1,750         --        85,750           --               --        87,500
  Compensation expense
    from Stock option
    activity..............                      --        --         --     1,699,440           --               --     1,699,440
  Issuance of warrants....                      --        --    497,000            --           --               --       497,000
  Allocation of conversion
    feature of redeemable
    convertible preferred
    stock.................                      --        --                1,022,222           --               --     1,022,222
  Accretion of conversion
    feature of redeemable
    convertible preferred
    stock.................                      --        --                       --           --       (1,022,222)   (1,022,222)
  Dividends on redeemable
    convertible preferred
    stock.................                      --        --                       --           --          (40,000)      (40,000)
  Accretion of redeemable
    convertible preferred
    stock.................                      --        --         --            --           --          (23,611)      (23,611)
  Issuance of shares for
    payment of
    collaborators.........    $ .47         20,000        20         --         9,360           --               --         9,380
  Settlement of employee
    litigation............    $ .36      1,975,000     1,975         --       710,217           --               --       712,192
  Issuance of shares for
    services..............    $ .47        187,500       188         --        87,750           --               --        87,938
  Issuance of additional
    shares to venture
    capital funds and
    individual
    investors.............                  85,000        85         --           (85)          --               --            --
  Net loss for the year...                      --        --         --            --           --       (1,993,753)   (1,993,753)
                              -----     ----------   -------   --------   -----------     --------     ------------   -----------
Balance at September 30,
  1998....................              25,866,899    25,867    497,000    11,878,361           --      (12,523,358)     (122,130)
  Dividends on redeemable
    convertible preferred
    stock.................                      --        --         --            --           --         (160,000)     (160,000)
  Accretion of redeemable
    convertible preferred
    stock.................                      --        --         --            --           --          (98,362)      (98,362)
  Proceeds from exercise
    of Stock options......    $ .05        350,000       350         --        17,150           --               --        17,500
  Issuance of shares for
    services..............    $0.46        145,000       145                   66,655           --               --        66,800
  Extension of expiration
    date of stock
    option................                      --        --         --        78,000           --               --        78,000
  Net loss for the year...                      --        --         --            --           --       (1,337,742)   (1,337,742)
                              -----     ----------   -------   --------   -----------     --------     ------------   -----------
Balance at September 30,
  1999....................              26,361,899   $26,362   $497,000   $12,040,166     $     --     $(14,119,462)  $(1,555,934)
                              =====     ==========   =======   ========   ===========     ========     ============   ===========

                            See accompanying notes.

                                 DEMEGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                 PERIOD FROM
                                                             YEAR ENDED SEPTEMBER 30           DECEMBER 6, 1991
                                                      -------------------------------------     (INCEPTION) TO
                                                         1999          1998         1997      SEPTEMBER 30, 1999
                                                      -----------   -----------   ---------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...................................  $(1,337,742)  $(1,993,753)  $(943,773)     $(12,775,267)
Adjustments to reconcile net loss to net cash used
  in operating activities:
Depreciation and amortization.......................      154,607       122,594      72,569           443,536
Stock issued for services...........................           --        97,318     478,807         1,729,058
Loss on disposals of equipment......................           --            --      17,722            17,722
Issuance of stock options to employees and
  directors.........................................       78,000     1,699,440          --         1,777,440
Warrants issued for interest........................           --            --          --           286,434
Notes payable issued for services...................           --            --          --            58,194
Write-off of intangible assets......................           --            --          --             6,626
Changes in operating assets and liabilities:
Accounts receivable.................................       37,383       (59,929)         --           (22,546)
Prepaid expenses and other current assets...........        9,802       (10,409)     23,363            (2,057)
Unearned revenue....................................      (91,666)      183,333          --            91,667
Accounts payable and other liabilities..............      217,335      (141,186)   (206,861)        1,426,045
                                                      -----------   -----------   ---------      ------------
Net cash used in operating activities...............     (932,281)     (102,592)   (558,173)       (6,963,148)
CASH FLOW FROM INVESTING ACTIVITIES
Purchase of property and equipment..................     (210,157)      (54,027)     (3,595)         (383,375)
Cash received on equipment disposals................           --            --       9,643             9,643
Intangible assets...................................      (64,463)      (84,610)    (79,532)         (247,967)
                                                      -----------   -----------   ---------      ------------
Net cash used in investing activities...............     (274,620)     (138,637)    (73,484)         (621,699)
CASH FLOW FROM FINANCING ACTIVITIES
Net proceeds from issuance of equity instruments....           --     1,943,873     105,000         4,309,500
Proceeds from exercise of stock options.............       17,500        87,500          --           105,000
Proceeds from notes payable.........................       21,109            --          --         1,148,609
(Decrease) increase in payable to employees and
  directors.........................................       72,614      (413,738)    817,643         2,673,412
Payments on notes payable...........................       (7,395)           --          --           (68,089)
                                                      -----------   -----------   ---------      ------------
Net cash provided by financing activities...........      103,828     1,617,635     922,643         8,168,432
                                                      -----------   -----------   ---------      ------------
Net increase (decrease) in cash and cash
  equivalents.......................................   (1,103,073)    1,376,406     290,986           583,585
Cash and cash equivalents at beginning of period....    1,686,658       310,252      19,266                --
                                                      -----------   -----------   ---------      ------------
Cash and cash equivalents at end of period..........  $   583,585   $ 1,686,658   $ 310,252      $    583,585
                                                      ===========   ===========   =========      ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest..............................  $     3,140   $    14,080   $      --      $     21,642
                                                      ===========   ===========   =========      ============
NONCASH ACTIVITIES
Common stock issued in satisfaction of related party
  payable...........................................  $    66,800   $   712,192   $      --      $    778,992
                                                      ===========   ===========   =========      ============
Dividends on redeemable convertible preferred
  stock.............................................  $   160,000   $    40,000   $      --      $    160,000
                                                      ===========   ===========   =========      ============
Accretion of redeemable convertible preferred
  stock.............................................  $    98,362   $ 1,045,833   $      --      $  1,144,195
                                                      ===========   ===========   =========      ============

                            See accompanying notes.

                                 DEMEGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

1. HISTORY AND NATURE OF THE BUSINESS

Demeter BioTechnologies, Ltd. was formed after the July 27, 1992 acquisition of the assets of The Demeter Corporation by Excelsior Capital Corporation ("Excelsior"). Excelsior was incorporated in Colorado on September 16, 1987. Excelsior acquired all the assets of The Demeter Corporation in exchange for 6,625,821 shares of Excelsior's $.001 par value common stock. The Demeter Corporation's assets consisted of intangible assets related to various biotechnology applications in the fields of human and animal health care, agriculture, and commercial chemicals.

For accounting purposes, the acquisition was treated as a reverse acquisition whereby The Demeter Corporation acquired Excelsior Capital Corporation. The historical financial statements prior to the acquisition are those of The Demeter Corporation utilizing the capital structure of Excelsior. However, The Demeter Corporation had no operating activities from the date of inception, December 6, 1991 through July 27, 1992. Likewise, Excelsior had no operating activities prior to December 6, 1991.

On September 18, 1998, the Board of Directors of the Company ratified the shareholder vote changing the Company's name from Demeter BioTechnologies, Ltd. to Demegen, Inc. (the "Company").

The Company designs unique molecules which have antimicrobial characteristics, but with low toxicity and benign environmental impact. The Company's products, are peptides (small proteins) or peptide-like molecules. Their primary feature is their ability to destroy a wide range of bacteria, viruses, fungi, protozoa, and cancer cells at low concentrations without harming healthy cells. The Company also designs genes which, when incorporated into a plant, have the ability to confer disease resistance or improve nutritional value. The Company uses university, corporate, and governmental strategic alliance partners to determine efficacy in treating a specific pathogen and then licenses the use of the compounds for that application. If successful, the Company's primary source of revenues will be from supplying the compounds to licensees and receiving related license fees, royalties, and research grants. The Company has licensed substantially all of its plant agricultural technologies to Dow Agro Sciences LLC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consists principally of currency on hand, demand deposits at commercial banks, and liquid investment funds having a maturity of three months or less at the time of purchase.

PREOPERATING COSTS

Costs incurred during the developmental stage, such as expenses associated with research and development, raising capital, establishing markets, and developing sources of supply, are expensed as incurred.

COMMON STOCK ISSUED FOR OTHER THAN CASH

Services purchased and other transactions settled in the Company's common stock are recorded at the estimated fair value of the stock issued if that value is more readily determinable than the fair value of the consideration received.

                                 DEMEGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives (generally three to five years) of the individual assets. Depreciation expense amounted to $56,948, $30,824, and $34,554 during 1999, 1998, and 1997, respectively. Accelerated depreciation methods are used for income tax purposes.

INTANGIBLE ASSETS

Intangible assets include patent costs and purchased license agreements and are stated at cost, net of accumulated amortization. Amortization is calculated using the straight-line method over estimated useful lives ranging from 3 to 17 years. The Company assesses on an ongoing basis the recoverability of the cost of its patents and licenses by determining its ability to generate future cash flows sufficient to recover the recorded amounts over the remaining useful lives of the assets. This process necessarily involves significant management judgment. The Company currently anticipates fully recovering the recorded cost of these assets and, accordingly, no valuation adjustment has been recognized to date. Because of the development stage nature of the Company, significant uncertainty exists as to whether revenue expectations will be met. Should the Company determine in the future that permanent diminution in value of the intangibles has occurred, a charge against operating results would be recorded.

GRANT AND OTHER INCOME

Grant income is not recognized until received.

During fiscal years 1999, 1998 and 1997, the Company received grant proceeds of $375,000, $250,000 and $500,000, respectively, from the Pacific West Cancer Fund in support of the Company's cancer research efforts. The funds were recognized as revenue upon receipt as the contracts did not contain any penalties, successful outcomes clauses or refunding provisions.

The Company received approximately $91,808, $79,000 and $85,000 in fiscal 1999, 1998 and 1997 under research agreements with the National Institute of Health and the National Science Foundation. Revenue was recognized as the research funds were expended.

LICENSE AND SUPPORT

License fees are recognized at the time that the agreement is entered into as the earning process is complete and the Company has no future performance obligations. Support fees are recognized ratably over the contract period as the related costs are incurred.

Milestone payments will be recognized upon the achievement of the related criteria by the respective license subject to a reasonable assurance that the milestone payment will be forthcoming.

STOCK-BASED COMPENSATION

The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). SFAS No. 123 permits the Company to continue accounting for stock-based compensation as set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB Opinion No. 25"), provided the Company discloses the pro forma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Company continues to account for stock-based compensation under APB Opinion No. 25 and has provided the required pro forma disclosures.

                                 DEMEGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. INCOME TAXES

The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities.

Significant components of the Company's deferred tax asset at September 30, 1999 and 1998, are as follows:

                                                                 1999           1998
                                                              -----------    -----------
Compensation expense on unexercised stock options...........      481,690    $   454,000
NOL carryforwards...........................................    2,683,828      2,251,000
Excess book amortization....................................       59,998         35,000
                                                              -----------    -----------
     Total deferred tax asset...............................    3,225,516      2,740,000
Valuation allowance.........................................   (3,225,516)    (2,740,000)
                                                              -----------    -----------
Net deferred tax assets.....................................  $         0    $         0
                                                              ===========    ===========

Net operating losses totaling approximately $7,100,000 are currently available and begin to expire in 2007. Deferred tax liabilities relate to differences in the financial and tax carrying amounts of fixed assets.

A valuation allowance has been provided for the entire deferred tax asset amount until such time that the Company demonstrates the ability to produce taxable income.

4. RELATED PARTY TRANSACTIONS

During 1997, the Company reached agreements with certain current and former employees related to amounts payable to these individuals for primarily wages. The amounts payable to these individuals at August 31, 1997 of approximately $2,200,000 were reduced to approximately $646,000 at September 30, 1997 primarily through the exchange of amounts accrued and payable for shares of the Company's common stock. The Company has recorded the issuance of shares as a contribution of capital from certain of its officers, management, and key employees at the value per share as negotiated in the agreements. Accordingly, common stock and additional paid-in capital increased by approximately $1,600,000 related to the agreement. The agreements also provide for either the payment of bonuses totaling $185,000 or the issuance of 185,000 shares of the Company's common stock at $1.00 per share to the employees in future years should target levels of license and/or royalty revenues be achieved.

During 1996, the Company converted the majority of its notes payable to shareholders through the issuance of common stock. Pursuant to the terms of these settlements, notes payable of $1,091,667, accrued interest of $361,094, and outstanding warrants covering 1,832,194 shares of common stock, valued at $319,767 were satisfied through the issuance of 3,755,285 shares of the Company's restricted common stock. The value assigned to the common stock issued was based upon the amounts contained in the respective debt agreements relative to the forgone debt and related accrued interest and the value of the warrants were based upon debt and interest payments exchanged for warrants in prior years.

In December 1996, a former employee filed a claim against the Company for payment of back compensation, payment of outstanding promissory notes, and for termination provisions of his employment contract. The Company filed for arbitration, as called for in the employment contract. In October 1997, the Court stayed the litigation and ordered the parties to proceed with arbitration. In January 1998, the matter was settled with the issuance of 1,975,000 shares of the Company's common stock and a cash payment of $30,000. The expenses related to this settlement were recorded in fiscal 1997 and prior years.

5. COMMON STOCK

Included in the common stock account balance at September 30, 1998 is 425,000 restricted shares for which the Company has received consideration, either in cash or services provided, but has not yet issued the restricted share certificates to the shareholders.

                                 DEMEGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

In June 1998, the Company issued 4,444,444 shares of redeemable convertible preferred stock ("preferred stock") and warrants for net proceeds of $1,943,873 (net of $56,127 of expenses incurred in connection with the issuance). Of the total proceeds $497,000 was allocated to warrants as the estimated fair value and $1,022,222 was allocated to the conversion feature associated with the preferred stock and classified as additional paid-in capital. In June 1998, the entire discount was immediately accreted back to the preferred stock and treated as a dividend as the preferred shares are immediately convertible into common stock at the option of the preferred shareholder.

The holders of the preferred stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefore, dividends at the rate of $0.036 per share, semiannually, on each outstanding share of convertible preferred stock. Such dividends have a priority over any dividends paid on the common stock. Dividends on the preferred stock are cumulative and the right to such dividends shall accrue to holders of convertible preferred stock until declared by the Board of Directors. The Company has accounted for the cumulative semiannual dividends through periodic accretion to the preferred stock.

In the event of any liquidation, dissolution, or winding up of the Company, the holders of preferred stock shall be entitled to receive the greater of $0.45 per share, plus all unpaid and accrued dividends thereon, or the amount the holder of the shares of the preferred stock would otherwise be entitled to receive had each such share been converted into common stock immediately prior to such liquidation, dissolution or wind-up.

Each share of preferred stock is convertible at any time, at the option of the holder thereof, into an equal number of fully paid and nonassessable shares of common stock. In addition, if at any time the Company shall effect a firm commitment underwritten public offering of shares of common stock in which the aggregate price paid for such shares by the public shall be at least $8,000,000, then effective immediately before the closing of the sale of such shares by the Company pursuant to such public offering, all outstanding shares of preferred stock shall automatically convert to common stock.

The shares of preferred stock shall be redeemable at the election of the holder upon at least ninety days notice to the Company. The Company shall redeem from the holder on or at any time after May 31, 2003, 2004, and 2005, up to one-third of the shares of preferred stock held by the holder, with the intent that, should the holder elect, at any time after May 31, 2005, the total number of shares held by the holder would be subject to redemption. The preferred stock to be redeemed shall be paid for in cash at an amount equal to the greater of (i) $0.45 per share plus, in the case of each share, an amount equal to all accruing unpaid dividends (whether or not declared), or (ii) such amount per share as would have been payable had each such share been converted to common stock immediately prior to the actual date of redemption.

The shares of preferred stock vote on matters on an as-converted basis; i.e., each share of preferred stock has one vote, as do each owner of a share of common stock.

The holder of the preferred stock has a warrant to purchase 4,965,556 shares of common stock of the Company at $0.45 per share. The warrant shall be exercisable, in whole or in part, through June 14, 2008. The Company may call the warrant at any time after December 31, 1998, provided the Company's common stock has been in excess of $1.50 per share for each of the forty consecutive trading days immediately preceding the date of the call.

Upon receipt of the call, the call holder shall have sixty days to elect to exercise all or a portion of this warrant. Upon such exercise, in addition to receiving the number of shares of common stock to which the holder shall be entitled, the holder of the warrant also shall receive a new warrant ("replacement warrant"). The replacement warrant shall be exercisable for one share of common stock for every two shares of common stock purchased in response to the aforementioned call. The exercise price of the replacement warrant is $1.50 per share, and the term of the replacement warrant shall be the longer of two years from the date of the issuance or the balance of the original term of the warrant.

                                 DEMEGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. STOCK OPTIONS AND WARRANTS

The Company granted stock options to certain employees and directors during the year ended September 30, 1998 at a $0.05 per share exercise price, which was below the fair value based upon management's estimate of the fair value of the stock issued at the date of grant. The shares were fully vested at September 30, 1998, and a $1,699,440 noncash charge was recognized to reflect the compensation value of the options issued. All of these options expire in 2008.

The Company granted stock options to certain employees and directors during the years ended September 30, 1999 and 1997 at exercise prices which approximated fair value at the date of grant. Options granted to an officer in 1996 vested 200,000 shares each at the date of issuance and November 1, 1996, with the remaining options vesting on November 1, 1997. Options granted during the years ended September 30, 1998 and 1997 vested immediately.

A summary of the Company's stock option activity is as follows:

                                                                      OPTIONS OUTSTANDING
                                                           ------------------------------------------
                                                                            WEIGHTED        WEIGHTED
                                                           NUMBER OF        AVERAGE         AVERAGE
                                                             SHARES      EXERCISE PRICE    FAIR VALUE
                                                           ----------    --------------    ----------
Balance at September 30, 1996............................     600,000        $0.15           $0.03
Options granted during year..............................     425,000        $0.77           $0.17
                                                           ----------        -----           -----
Balance at September 30, 1997............................   1,025,000        $0.41           $0.09
Options granted during year..............................   5,820,000        $0.05           $0.27
Options exercised for common stock during year...........  (1,750,000)       $0.05           $0.27
                                                           ----------        -----           -----
Balance at September 30, 1998............................   5,095,000        $0.12           $0.23
                                                           ----------        -----           -----
Granted..................................................     380,000        $0.45           $0.41
Options exercised for common stock.......................    (350,000)       $0.05           $0.37
                                                           ----------        -----           -----
Balance at September 30, 1999............................   5,125,000        $0.15           $0.46
                                                           ==========        =====           =====

As of September 30, 1999 and 1998, 5,055,000 and 5,095,000, respectively, of the options were vested and exercisable.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted average assumptions for fiscal 1999, 1998 and 1997: risk-free interest rate of 6%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 1.41, 0.97 and 1.24, respectively and a weighted average expected option life of five years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options. Had the compensation cost of the Company's stock option plans been determined based on the fair value at the date of grant for awards in 1999, 1998, and

                                 DEMEGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. STOCK OPTIONS AND WARRANTS (CONTINUED)
1997 consistent with the provisions of SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                 YEAR ENDED SEPTEMBER 30
                                                        -----------------------------------------
                                                           1999           1998           1997
                                                        -----------    -----------    -----------
Net loss available to common stock:
  As reported.........................................  $(1,596,104)   $(3,079,586)   $  (943,773)
  Pro forma...........................................  $(1,746,117)   $(4,615,720)   $(1,370,617)
Basic and diluted earnings per share:
  As reported.........................................  $     (0.06)   $     (0.13)   $     (0.05)
  Pro forma...........................................  $     (0.07)   $     (0.19)   $     (0.07)

The maturity date of an option held by an officer of the Company to purchase up to 600,000 shares of common stock at an exercise price of $0.15 per share was extended from October 31, 2000 to October 31, 2010 at the September 17, 1999 meeting of the Compensation Committee. The Company recorded a $78,000 non-cash charge in fiscal 1999 to reflect the aforementioned extension.

At September 30, 1999, there were outstanding warrants to purchase 4,000 shares of the Company's common stock at an exercise price of $2.50 per warrant. The warrants expire December 31, 1999. Additionally, the holder of the preferred stock holds a warrant to purchase common stock (refer to Note 6 for additional information).

8. COMMITMENTS

The Company leases its office and laboratory facilities under a three-year lease expiring September 30, 2001 at a monthly rental of $3,948. During 1999, 1998, and 1997, the Company incurred rent expense totaling $45,830, $34,105, and $45,100, respectively.

During 1997, the Company entered into a license agreement with a university to obtain certain patent rights. In exchange for the license of the patents, the Company issued common stock. The value assigned to the patents was based upon management's estimate of the fair value of the stock issued. In addition, the Company is obligated to pay certain royalties under the terms of the agreement for each licensed product. The agreement requires minimum royalty payments to maintain the license of the patents. The Company paid $45,000 in royalty payments pursuant to this agreement in 1998.

9. MARKETING

In December 1997, the Company entered into a license agreement with Mycogen Corporation, which was subsequently acquired by Dow Agro Science whereby the Company licensed substantially all rights for disease prevention and treatment for agricultural applications. The Company received a license issue fee of $950,000, consisting of $700,000 for the rights to licensed patents and the Company's technology in the field of activity, $200,000 for the rights to the Company's patents and technology for use in formulated licensed products and $50,000 for the right of first refusal through September 30, 1998 to obtain an exclusive license to the Company's Nutrition Patents and Technology. These payments were recognized as revenue in fiscal 1998, as the earnings process was complete according to the terms of the contract.

The agreement also provided that the Company receive $300,000 to provide Dow Agro Science with support services of personnel for a joint research effort for a three year period. This was classified as unearned revenue on the balance sheet and is being amortized into revenue, on a straight-line basis, over the three year life of the support services commitment.

The agreement also provides for milestone payments (amounts based upon Dow Agro Science's attainment of certain contract defined outputs measures) to be made to the Company by Dow Agro Science upon 1) regulatory approval or first sale of any type of product by Dow Agro Science, 2) additional payment for first commercial sale of certain crops by Dow Agro

                                 DEMEGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. MARKETING (CONTINUED)
Science and 3) additional payment for first commercial sale of any other crop within the field of activity by Dow Agro Science. The Company will also receive royalties on all sales by Dow Agro Science and all sublicenses entered into by Dow Agro Science. Minimum annual royalties are due beginning January 1, 2003 through 2014 and are recoupable against the aforementioned royalties due from Dow Agro Science.

Dow Agro Science will undertake management of future development, regulatory approvals, seed production and marketing. The companies will also undertake a joint agricultural research effort, as discussed above, to identify new molecular designs. Dow Agro Science may unilaterally terminate this agreement without cause.

The Dow Agro Science Agreement was amended on October 11, 1998 to provide Dow Agro Science with an additional license for the Company's agricultural nutrition technologies. The Company received a minimum annual royalty of $200,000 at the execution of the contract. Additionally, in 1999, the Company received an initial payment of $150,000 and an additional $150,000 which was due six months after the contract execution. The research funding is to increase by $50,000 annually over the remaining four years of the funding term. These payments were currently recognized as revenue as the earnings process was complete according to the terms of the contract and the payments are not subject to recoupment by Dow Agro Science.

The agreement also provides for milestone payments (amounts based upon Dow Agro Science's attainment of certain contract defined output measures) to be made to the Company by Dow Agro Science upon 1) technical feasibility benchmark payments for certain products developed by Dow Agro Science, 2) animal feeding benchmark in certain animal studies by Dow Agro Science 3) additional payment for first commercial sale of certain crops by Dow Agro Science, 4) additional payment for first commercial sale of any other crop within a contractually defined field of activity by Dow Agro Science and 5) additional payments for achievement of cumulative gross margin benchmark for sale of certain crops by Dow Agro Science. The Company will also receive royalties on all sales by Dow Agro Science and all sublicenses entered into by Dow Agro Science. Minimum annual royalties cease upon the achievement of certain of the aforementioned benchmarks.

In addition, Dow Agro Sciences will be responsible for all development and commercialization costs. Dow Agro Sciences is now owned by the Dow Chemical Company.

10. NET LOSS PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                                                 YEAR ENDED SEPTEMBER 30
                                                        -----------------------------------------
                                                           1999           1998           1997
                                                        -----------    -----------    -----------
Numerator:
  Net loss............................................  $(1,337,742)   $(1,993,753)   $  (943,773)
  Preferred stock dividends and accretion amounts.....     (258,362)    (1,085,833)            --
                                                        -----------    -----------    -----------
  Numerator for basic earnings per share--income
     available to common stockholders.................   (1,596,104)    (3,079,586)      (943,773)
Denominator:
  Denominator for basic and earnings per
     share--weighted average shares...................   26,255,104     23,867,091     19,537,047
                                                        -----------    -----------    -----------
Basic and diluted loss per share......................  $     (0.06)   $     (0.13)   $     (0.05)
                                                        ===========    ===========    ===========

At September 30, 1999, the Company had 5,125,000 options outstanding for the purchase of the Company's Common Stock at exercise prices ranging from $0.05 per share to $0.875 per share. Additionally, the 4,444,444 shares of Redeemable Convertible Preferred Stock are convertible into the Company's Common Stock on a 1 for 1 basis. Furthermore, the holder of the Redeemable Convertible Preferred Stock holds a warrant for 4,965,556 shares of the Company's Common Stock at an

                                 DEMEGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10. NET LOSS PER COMMON SHARE (CONTINUED) exercise price of $0.45 per share. These potentially dilutive securities were not included in the calculation of dilutive earnings per share because the effect would be anti-dilutive.

11. LIQUIDITY

The Company believes that it has adequate liquidity to fund its operations in Fiscal 2000 if the expected milestone, research support, license and sub-license payments are received from Dow Agro Science as expected. Should the expected payments either be delayed or not forthcoming, the Company would scale back its level of expenditures to maintain sufficient cash flow to fund basic operations.

                                 DEMEGEN, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Richard D. Ekstrom and Mary Silverberg, each of them, with full power to act as proxy, with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, the shares of Common Stock of Demegen, Inc. held of record by the undersigned at the Annual Meeting of Stockholders to be held on February 18, 2000 and any adjournments thereof.

         A. Ratification of Ernst & Young LLP as independent auditors.      [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

         B. Nominees for Director
                 Richard D. Ekstrom                                         [ ] FOR       [ ] AGAINST       [ ] ABSTAIN
                 Jesse M. Jaynes                                            [ ] FOR       [ ] AGAINST       [ ] ABSTAIN
                 John Bridwell                                              [ ] FOR       [ ] AGAINST       [ ] ABSTAIN
                 Robert E. Hannan                                           [ ] FOR       [ ] AGAINST       [ ] ABSTAIN
                 Jerry B. Hook                                              [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

 THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ABOVE. IF NO SPECIFICATION
      IS MADE, THE PROXY SHALL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED
         ABOVE AND "FOR" EACH OF THE NOMINEES. SUBMITTING THIS PROXY IN
            ADVANCE OF THE MEETING WILL NOT PREVENT YOU FROM VOTING
              YOUR SHARES IN PERSON IF YOU DO ATTEND THE MEETING.

                 (Continued and to be signed on the other side)

     As to any other matter, said attorneys shall vote in accordance with the recommendation of the Board of Directors.

     Please mark: I do [ ]  do not [ ] plan to attend the meeting.

                                            DATED:
                                                  -------------------------


                                            -------------------------------
                                              (Signature of Stockholder)


                                            -------------------------------
                                              (Signature if held jointly)

                                            IMPORTANT: PLEASE DATE AND SIGN
                                            EXACTLY AS NAME APPEARS HEREON.
                                            IF SHARES ARE HELD JOINTLY,
                                            EACH STOCKHOLDER NAMED SHOULD
                                            SIGN. EXECUTORS, ADMINISTRATORS,
                                            TRUSTEES, ETC. SHOULD SO INDICATE
                                            WHEN SIGNING. IF THE SIGNER IS A
                                            CORPORATION, PLEASE SIGN FULL
                                            CORPORATE NAME BY DULY
                                            AUTHORIZE OFFICER.